EXHIBIT 99.1

Digital Recorders, Inc. Announces Fourth Quarter and Fiscal Year 2006
                                Results


    DALLAS--(BUSINESS WIRE)--March 29, 2007--Digital Recorders, Inc.
(DRI) (NASDAQ: TBUS), a digital communications technology leader in the transportation, law enforcement, and security industries, announced today that its net sales increased by 21.6 percent for fourth quarter 2006 and by 13.2 percent for fiscal year 2006, as compared to the same periods in 2005.

    "Our sales results reflect improvement over last year's same-period outcome for both the fourth quarter and the fiscal year. As a result of this progress, we have narrowed the net loss per share reported for the same periods last year. We also continue to be generally encouraged by U.S. transit market trends and indications on the transit bus vehicle side of our market," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.

    On March 28, 2007, the Company filed with the Securities and
Exchange Commission (SEC) its Annual Report on Form 10-K for the period ended Dec. 31, 2006.

    FOURTH QUARTER 2006 RESULTS

    For the quarter ended Dec. 31, 2006, revenues were $13.6 million and the net loss to common shareholders was $2.0 million, or $.21 per share. This compares to revenues of $11.2 million and a net loss to common shareholders of $2.3 million, or $0.24 per share, for the same period in 2005. These amounts are after preferred stock dividends of $78 thousand in fourth quarter 2006 and $67 thousand in fourth quarter 2005.

    The fourth quarter 2006 loss included a $1.5 million assessment related to Brazilian industrialized products tax, penalties, and interest levied on our 50 percent-owned Brazilian subsidiary. This settlement resulted in a net impact of $750 thousand, after minority ownership, on our fourth quarter 2006 operating results. Due to the nature of this charge and the multiple-year periods involved, the amount - while recorded as a fourth quarter charge - is distributed among several accounts, including interest expense, net sales, and selling, general, and administrative expenses. This settlement does not impact the Company's right to appeal the decision of the Brazilian tax authorities under which the assessment was made; an appeal is being filed.

    Additionally, the fourth quarter 2006 loss included a non-cash charge to interest expense of $131 thousand related to the amortization of a beneficial conversion feature on a convertible subordinated debenture.

    Weighted-average shares outstanding for fourth quarter 2006 were
9.8 million, as compared to 9.7 million for the same period in 2005.

    FISCAL YEAR 2006 RESULTS

    For the 12 months ended Dec. 31, 2006, revenues were $51.3 million, as compared to $45.3 million in 2005. The 2006 net loss to common shareholders was $4.2 million, or $0.43 per share. This compares to a net loss of $6.5 million, or $0.67 per share, for the same period in 2005.

    The fiscal year 2006 net loss included: the $1.5 million settlement of Brazilian industrialized products tax, penalties and interest, or $750 thousand after minority ownership recorded in the fourth quarter 2006 as discussed in that period's results; $212 thousand of non-cash charges to interest expense related to the amortization of beneficial conversion features on a convertible subordinated debenture held by the Company; and $278 thousand of non-cash charges to interest expense related to the amortization of the fair value of warrants issued by the Company. These amounts are after preferred stock dividends of $298 thousand in 2006 and $203 thousand in 2005.

    Weighted-average shares outstanding for the year ended Dec. 31, 2006, were 9.8 million, as compared to 9.7 million a year ago.

    As of Dec. 31, 2006, the Company had $2.5 million in working capital and $17.2 million in shareholders' equity. This compares to $4.0 million in working capital and $17.6 million in shareholders' equity as of Dec. 31, 2005.

    OUTLOOK AND RECENT ACTIONS TO FURTHER REDUCE EXPENSES

    U.S. Transit Market

    Mr. Turney said he remains optimistic about the bus vehicle side of the U.S. transit market. "The American Public Transportation Association notes that ridership was up 2.9 percent in 2006 over 2005, and also that more than 10 billion trips were taken on buses and rail lines in 2006. USA Today recently highlighted the increasing use of transit bus and rail vehicles in a March 12 article, citing an example of a person who began using public transportation due to high gas prices who found doing so to be her longer-term choice even after gas prices dropped from near record-high levels. Indeed, we believe that the U.S. transit market has turned around from the slump created by stalled federal funding legislation during the 2004 and 2005 fiscal years."

    Order Backlog

    "The Company's order backlog was up by nearly 22 percent at year-end over the same period last year - a sharp improvement compared to the increase of just under 10 percent in 2005 over the same period in 2004," Mr. Turney said.

    Further validating market strength, Mr. Turney said it is his understanding that many of the Company's bus vehicle manufacturer customers are citing order backlogs at record-high levels with respect to the past three years - with some even recently increasing their production line build rates.

    Reduction of Expenses

    Mr. Turney said the DRI management team again recently reassessed the Company's domestic market segments in detail.

    "During our domestic market segments' reassessment, we observed that the market uptrend is not materializing as rapidly as previously expected for the engineered systems side of our U.S. operations. As a result, it would have been unwise to maintain our operational structure as in the past several quarters. Doing so would have overtaxed our financial position, as we discussed in considerable detail in our recently filed Form 10-K. As we assessed this picture, we took action," Mr. Turney said.

    In recognition of the slower-than-expected recovery of the engineered systems side of the Company's business, Mr. Turney said the DRI management team has substantially completed a reduction in selected workforce positions, as well as allowed attrition to vacate certain other positions.

    "These recent actions resulted in a reduction of expenses of approximately $1.4 million annually. This reduction of force was instituted to better align expenses and lower the Company's breakeven point without significantly affecting key long-range product development plans or current customer service and support. In addition to these measures, we are continuing our efforts to reduce product costs; this work is expected to yield additional improvements. While these actions specifically address our domestic operations, similar assessments are underway within our international business units where we've already implemented certain re-alignments to improve our cost-reduction opportunities. Additional actions to enhance profitability also are being evaluated at this time," Mr. Turney said.

    Mr. Turney said that the DRI management team's ongoing market segment analysis and reassessment of business units' strategic business plans and longer term outlook are intended to help position the Company to best take advantage of the strengthening domestic market.

    First Quarter 2007 Forecast

    "Consistent with the analysis of our domestic and international market segments, we expect first quarter 2007 to be at about the same revenue level as posted for last year's same quarter. Bottom line improvements yielded by the actions taken during first quarter 2007 to lower the Company's breakeven point will have minimal impact on first quarter 2007 results. However, the impact of those improvements should be seen in second quarter and subsequent results," Mr. Turney said.

    FY2007 Outlook

    "Overall, we presently expect fiscal year 2007 revenue to exceed that of 2006 in both our domestic and international segments," Mr. Turney said.

    SHAREHOLDERS' CONFERENCE CALL

    The Company's senior management will discuss fourth quarter and fiscal year 2006 financial results, as well as the first quarter 2007 outlook, during an investors' conference call on April 5, 2007, at 11 a.m. (Eastern).

    To participate in the live call, dial one of the following telephone numbers at least five minutes prior to the start time:
Domestic, (888) 868-9080; or International, (973) 935-8511.

    Telephone replay will be available through May 15, 2007, via the following telephone numbers: Domestic, (877) 519-4471 (Code No.
8628970); or International, (973) 341-3080 (Code No. 8628970).

    To participate via webcast, go to
http://www.viavid.net/detailpage.aspx?sid=00003D45. The webcast will be archived until May 15, 2007.

    MARK YOUR CALENDAR

    -- On or about May 15, 2007, the Company expects to: (1) file with the SEC a Form 10-Q for first quarter 2007; and (2) distribute additional comments, including income statement and balance sheet data, in a separate news release.

    -- The DRI Annual Meeting of Shareholders will take place June 13, 2007, at the Hilton Raleigh-Durham Airport at Research Triangle Park, located at 4810 Old Page Road in Research Triangle Park, N.C. Registration and continental breakfast will begin at 9:30 a.m. (Eastern) and the business meeting will begin at 10 a.m. (Eastern). Shareholders of record at the close of business on April 25, 2007, are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a digital communications technology leader in the transportation, law enforcement, and security industries. Using proprietary hardware and software applications, our products improve the flow and mobility of people through transportation infrastructure, improve energy efficiency, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products - TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems - enhance public transportation and mitigate security threats worldwide. By assisting transit vehicle operators' quest to increase ridership, our products also help reduce dependence on fuel. Our DAC(R) electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning future trends in the markets, both domestic and foreign, the magnitude and timing of an expected recovery in the industry, expected results from profit improvement initiatives, as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that we may incorrectly interpret current indicators as trends, the risk that we might incorrectly estimate the magnitude or timing of a recovery in the industry, if any, the risks that profit improvement initiatives may not prove beneficial or beneficial to the extent expected, the risk that recent results may not reflect positive future developments, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed on March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


               DIGITAL RECORDERS, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
         (In thousands, except shares and per share amounts)
                                                       December 31,
                                                      2006     2005
                                                     -------- --------
                     ASSETS
Current Assets
 Cash and cash equivalents                          $    611 $    807
 Trade accounts receivable, net                       10,368    8,425
 Other receivables                                       147      211
 Inventories                                           9,324    8,212
 Prepaids and other current assets                       429      946
                                                     -------- --------
  Total current assets                                20,879   18,601
                                                     -------- --------

Property and equipment, net                            3,131    3,741
Goodwill                                              11,250    9,762
Intangible assets, net                                 1,110    1,069
Deferred tax assets, net                                 191      231
Other assets                                             797      144
                                                     -------- --------
  Total assets                                      $ 37,358 $ 33,548
                                                     ======== ========

       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
 Lines of credit                                    $  7,608 $  5,000
 Notes payable, net                                    1,584        -
 Current portion of long-term debt                       254    1,177
 Current portion of foreign tax settlement               393        -
 Accounts payable                                      5,620    5,537
 Accrued expenses                                      2,935    2,854
 Preferred stock dividends payable                        23       72
                                                     -------- --------
  Total current liabilities                           18,417   14,640
                                                     -------- --------

Long-term debt and capital leases, less current
 portion                                                  42       68
                                                     -------- --------

Foreign tax settlement, net of current portion         1,087        -
                                                     -------- --------

Deferred tax liabilities                                 383      382
                                                     -------- --------

Minority interest in consolidated subsidiary             234      892
                                                     -------- --------

Commitments and contingencies

Shareholders' Equity
 Series E Redeemable, Nonvoting, Convertible
  Preferred Stock, $.10 par value, liquidation
  preference of $5,000 per share; 500 shares
  authorized; 183 and 207 shares issued and
  outstanding at December 31, 2006, and December 31,
  2005, respectively; redeemable at the discretion of
  the Company at any time.                               495      615
 Series G Redeemable, Convertible Preferred Stock,
  $.10 par value, liquidation preference of $5,000
  per share; 600 shares authorized; 379 and 343
  shares issued and outstanding at December 31, 2006
  and December 31, 2005, respectively; redeemable at
  the discretion of the Company after five years from
  date of issuance.                                    1,613    1,434
 Series H Redeemable, Convertible Preferred Stock,
  $.10 par value, liquidation preference of $5,000
  per share; 600 shares authorized; 54 and 50 shares
  issued and outstanding at December 31, 2006, and
  December 31, 2005, respectively; redeemable at the
  discretion of the Company after five years from
  date of issuance.                                      222      202
 Series I Redeemable, Convertible Preferred Stock,
  $.10 par value, liquidation preference of $5,000
  per share; 200 shares authorized; 104 and 0 shares
  issued and outstanding at December 31, 2006, and
  December 31, 2005, respectively; redeemable at the
  discretion of the Company after five years from
  date of issuance.                                      471        -
 Series AAA Redeemable, Nonvoting, Convertible
  Preferred Stock, $.10 par value, liquidation
  preference of $5,000 per share; 20,000
  shares authorized; 178 shares issued and
  outstanding at December 31, 2006 and December 31,
  2005, respectively; redeemable at the discretion of
  the Company at any time.                               890      890
 Common stock, $.10 par value, 25,000,000 shares
  authorized; 10,045,675 and 9,733,515 shares issued
  and outstanding at December 31, 2006 and December
  31, 2005, respectively.                              1,004      973
 Additional paid-in capital                           31,517   30,446
 Accumulated other comprehensive income - foreign
  currency translation                                 3,397    1,526
 Accumulated deficit                                 (22,414) (18,520)
                                                     -------- --------
  Total shareholders' equity                          17,195   17,566
                                                     -------- --------
  Total liabilities and shareholders' equity        $ 37,358 $ 33,548
                                                     ======== ========


               DIGITAL RECORDERS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
          (In thousands, except share and per share amounts)

                                          Year Ended December 31,
                                        2006       2005       2004
                                      ---------- ---------- ----------

Net sales                            $   51,338 $   45,345 $   47,773
Cost of sales                            36,607     30,003     29,827
                                      ---------- ---------- ----------
 Gross profit                            14,731     15,342     17,946
                                      ---------- ---------- ----------

Operating expenses
 Selling, general and administrative     16,065     18,537     17,472
 Research and development                 1,475      1,637      1,916
                                      ---------- ---------- ----------
       Total operating expenses          17,540     20,174     19,388
                                      ---------- ---------- ----------

 Operating loss                          (2,809)    (4,832)    (1,442)
                                      ---------- ---------- ----------

Other income (loss)                         (55)       317        178
Foreign currency gain (loss)                151       (301)        55
Interest expense                         (1,508)      (481)      (908)
                                      ---------- ---------- ----------
       Total other income and expense    (1,412)      (465)      (675)
                                      ---------- ---------- ----------

 Loss before income tax expense          (4,221)    (5,297)    (2,117)

Income tax expense                         (331)      (176)      (973)
                                      ---------- ---------- ----------

 Loss before minority interest in
  (income) loss of consolidated
  subsidiary                             (4,552)    (5,473)    (3,090)

Minority interest in (income) loss of
 consolidated subsidiary                    658       (451)      (102)
                                      ---------- ---------- ----------

 Net loss                                (3,894)    (5,924)    (3,192)

 Provision for preferred stock
  dividends                                (298)      (203)      (284)
 Amortization for discount on
  preferred stock                           (49)      (323)         -
                                      ---------- ---------- ----------

 Net loss applicable to common
  shareholders                       $   (4,241)$   (6,450)$   (3,476)
                                      ========== ========== ==========

Net loss per share applicable to
 common shareholders
       Basic and diluted             $    (0.43)$    (0.67)$    (0.49)
                                      ========== ========== ==========

Weighted average number of common
 shares and common share equivalent
 outstanding
       Basic and diluted              9,787,599  9,675,580  7,149,544
                                      ========== ========== ==========

    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com